Exhibit 99.1

Contact:         Matthew Shapiro
(212) 655-0220

Capital Trust Reports Year End 2007 Results and
Quarterly Cash Dividend

NEW YORK, NY – March 4, 2008 - Capital Trust, Inc. (NYSE: CT) today reported results for the quarter and year ended December 31, 2007.  The Company also announced today that its Board of Directors declared a first quarter 2008 regular cash dividend of $0.80 per share of Class A Common Stock. The dividend will be payable on April 15, 2008 to stockholders of record on March 31, 2008.

Highlights included:

•	Operating Results: reported net income of $1.62 per share (diluted) for the fourth quarter and $4.77 per share (diluted) for the full year, an increase of 40% year over year.

•
Dividends:  paid a regular fourth quarter dividend of $0.80 per share, bringing 2007 total regular dividends to $3.20 (14% increase over 2006 regular dividends).  Also paid a year end special dividend of $1.90 per share, for total dividends of $5.10 per share, an increase of 48% over 2006 total dividends.

•
Originations: originated $349 million of new investment commitments in the fourth quarter with net $149 million (43%) for the balance sheet and $200 million (57%) for the Company’s managed funds and accounts.  Total 2007 originations for both the balance sheet and managed investment vehicles were $2.5 billion.

•	Portfolio Performance:

o	All investments were performing at year end.

o
Resolved the Company’s one non-performing loan (original principal balance of $8.0 million) generating interest income of $4.3 million and a recovery of a $4.0 million provision for losses.  Booked a loss reserve of $4.0 million against a $10 million second mortgage loan.

o	Received 28 upgrades and only three downgrades on the CMBS portfolio.

o
Fitch Ratings upgraded seven classes of liabilities issued by CT CDO III (the ratings of the remaining classes were affirmed).  Fitch attributed the rating actions to the improved credit quality and seasoning of the underlying collateral.

•	Investment Management Platform:

o	Launched two new private equity vehicles, CT Opportunity Partners I, LP and the CTX Fund I, L.P.

o	Increased CT High Grade MezzanineSM separate account mandate by $100 million and extended its investment period to July 2008.

o	Extended the investment period of CT Large Loan 2006, Inc. by one year to May 2008.

o	Received initial incentive management fee payment ($5.6 million) from CT Mezzanine Partners III, Inc.

o	Received final incentive management fee payment ($962,000) from CT Mezzanine Partners II, LP.

•	Capital Markets:

o	Issued $75 million of new trust preferred securities.

o	Closed $100 million (upsized from $50 million) senior unsecured revolving credit facility.

o	Renewed or obtained new repurchase financing commitments totaling $900 million:

▪	Increased total commitment from Bear Stearns by $250 million to $450 million.

▪	Increased total commitment from Morgan Stanley by $100 million to $375 million.

▪	Renewed $250 million master repurchase agreement with JPMorgan, extending the maturity by a full year to October 2008.

▪	Entered into a new $250 million master repurchase agreement with Citigroup Financial Products Inc. and Citigroup Global Markets Inc.

▪	Amended and restated master repurchase agreement with Goldman Sachs, increasing the facility’s commitment by $50 million to $200 million.

"In a year of unprecedented volatility and turmoil, we are pleased to report that CT again delivered record operating results for its shareholders" said John Klopp, Capital Trust’s CEO.  “It is clear that 2008 will be a year of great challenges and great opportunity.  With our time-tested approach and unique business model, we are confident that Capital Trust is positioned to meet the challenges and exploit the opportunities.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on March 5, 2008 to discuss fourth quarter and year end 2007 results.  Interested parties can access the call toll free by dialing 800-862-9098 or 785-424-1051 for international participants.  The conference ID is "CAPITAL." A recorded replay will be available from noon on March 5, 2008 through midnight on March 19, 2008. The replay call number is 800-374-1216 or 402-220-0681 for international callers.

Balance Sheet

Total assets were $3.2 billion at December 31, 2007, reflecting a $112 million (4%) net increase from September 30, 2007 and a 21% increase from $2.6 billion at December 31, 2006.  The primary driver of asset growth was the origination of new Interest Earning Assets, as summarized below:

New Gross Originations
•
Interest Earning Assets (CMBS, loans and total return swaps) originated for the balance sheet during the year totaled $1.5 billion and had a weighted average all-in effective rate of 7.77%.  Interest Earning Assets originated during the fourth quarter totaled $224 million and had a weighted average all-in effective rate of 7.46%.

•
CMBS investments closed during the year totaled $111 million and had a weighted average all-in effective rate of 8.92% and a weighted average rating of BB-.  There were no CMBS investments funded during the fourth quarter.

•
Loan investments originated during the year totaled $1.3 billion and had a weighted average all-in effective rate of 7.67% and a weighted average last dollar loan to value of 64.4%.  Loan investments originated during the fourth quarter totaled $224 million and had a weighted average all-in effective rate of 7.46% and a weighted average last dollar loan to value of 64.0%.

Interest Earning Assets
•	Interest Earning Assets totaled $3.1 billion at year end and had a weighted average all-in effective rate of 7.67%.
•	$877 million (28%) of the portfolio were CMBS investments with a weighted average all-in effective rate of 7.35% and a weighted average rating of BB+.
•	$2.3 billion (72%) of the portfolio were loan investments with a weighted average all-in effective rate of 7.80% and a weighted average last dollar loan-to-value of 66.6%.

In 2007, the Company received repayments of Interest Earning Assets totaling $918 million, comprised of full repayments on 43 investments totaling $778 million, and partial repayments of $140 million.  During the fourth quarter, the Company received repayments of Interest Earning Assets totaling $113 million, comprised of full repayments on 11 investments totaling $102 million, and partial repayments of $11 million.

All of the Company’s investments were performing at year end and during 2007 the Company resolved its one non-performing asset, a first mortgage loan with an original principal balance of $8.0 million, generating interest income of $4.3 million and a recovery of a $4.0 million provision for losses.  During 2007, the Company did not realize any losses on its investments, however, in the fourth quarter the Company did book a loss reserve of $4.0 million (0.18% of total loans) against a $10 million second mortgage loan.

In addition to Interest Earning Assets, at December 31, 2007, the Company had two Equity Investments in unconsolidated subsidiaries.  These consisted of co-investments in two investment management vehicles that it sponsors and manages: CT Mezzanine Partners III, Inc. (“Fund III”) and CT Opportunity Partners I, LP (“CTOPI”).

In 2007, the Company liquidated two investments that had previously been recorded as equity investments in unconsolidated subsidiaries, CT Mezzanine Partners II, LP (“Fund II”) and Bracor Investimentos Imobiliarios Ltda. (“Bracor”).  In December of 2007, the Company sold its interest in Bracor receiving $43.6 million in proceeds from the sale and recognizing a gain of $15.1 million, which included $2.5 million of gains from currency translation adjustments.

Total Interest Bearing Liabilities (CDOs, repurchase agreements, junior subordinated debentures and the senior unsecured credit facility) were $2.3 billion at December 31, 2007, of which $1.2 billion (52%) were comprised of CDOs that provide the Company with non-recourse, non-mark-to-market, index matched financing.  The balance of the Company’s liabilities was in the form of repurchase agreements totaling $912 million (40%), borrowings under the senior unsecured credit facility totaling $75 million (3%) and junior subordinated debentures totaling $129 million (6%).  At year end, the Company’s $2.3 billion of interest bearing liabilities carried a weighted average cash coupon of 5.45% and a weighted average all-in effective rate of 5.66%.

At December 31, 2007, the Company’s GAAP shareholders’ equity was $408 million, representing an $18 million (4%) decrease from December 31, 2006.  The decrease was primarily attributable to the decline in value of the Company’s interest rate swaps.  Based on shareholders' equity at year end, book value per share was $22.97, compared to $24.06 per share at December 31, 2006, a decrease of 5%.  Included in these calculations are 84,743 and 230,399 dilutive shares issuable upon the exercise of outstanding options for the years ended December 31, 2007 and December 31, 2006, respectively, in addition to the common and restricted shares and stock units outstanding.  Had the Company marked its assets and liabilities to market, using the values disclosed in its Form 10-K, the net asset value of the Company would have been $500 million, or $28.14 per share, a 23% increase over GAAP book value.

At December 31, 2007, the Company had total liquidity of $204 million comprised of $26 million in unrestricted cash, $6 million in restricted cash and $147 million of immediately available liquidity from repurchase agreements and $25 million from the senior unsecured credit facility.  At December 31, 2007, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.7-to-1.

Investment Management

At year end, the Company managed four private equity funds and one separate account with total assets of $1.2 billion.  All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (CTIMCO).  Two of these funds, Fund III and the CTX Fund I, L.P., have ended their investment periods and, during the fourth quarter, Fund III made its initial incentive management fee payment to the Company in the amount of $5.6 million.  The other funds, CT Large Loan 2006, Inc. (“CT Large Loan”), and CTOPI, are currently investing and are currently (as of March 1, 2008) capitalized with $325 million and $389 million ($271 million immediately available) of equity commitments, respectively.  Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI and co-invests on a pari-passu, asset by asset basis with CT Large Loan.  The separate account, CT High Grade Mezzanine (“CT High Grade”) ($350 million of third party equity commitments at year end) invests primarily in senior (or high grade) commercial real estate mezzanine investments with rates of return lower than the minimum hurdle rates targeted for the balance sheet.  CT Large Loan, CT High Grade and CTOPI are vehicles specifically designed to create operating leverage for the CT platform, allowing the Company to earn fees for investing third party capital side by side, senior or junior to the Company’s balance sheet.

Full Year Operating Results Comparison

Income from loans and other investments
Growth in Interest Earning Assets ($570 million or 22% from December 31, 2006 to December 31, 2007) and  $4.3 million of interest revenue from the successful resolution of the Company’s non-performing loan, along with an increase in average LIBOR, drove a $78.0 million (45%) increase in interest income between 2006 and 2007. These same factors, combined with generally higher levels of leverage, resulted in a $57.8 million (55%) increase in interest expense for the same period. On a net basis, net interest income increased by $20.2 million (29%), which was the primary driver of net income growth.

Management and advisory fees
Base management fees from the investment management business increased in 2007 by $849,000 (32%) as base management fees from CT Large Loan, CT High Grade, CTX Fund and CTOPI offset the decrease in these fees at Fund II and Fund III as these vehicles continued to liquidate in the normal course. Fund II paid its final base management fee to the Company during the first quarter of 2007.

Incentive management fees
Incentive management fees increased substantially during 2007, primarily due to the initial receipt of incentive fees from Fund III.  Incentive management fees from Fund III totaled $5.6 million ($5.2 million that we recognized) in 2007 composed primarily of a catch up payment from incentive management fees earned but not paid from the inception of Fund III in 2003 through 2007.  The Company received a final incentive management fee distribution from Fund II of $962,000 in March 2007 as the last investment repaid and Fund II was liquidated. In 2006, the Company received $1.7 million of Fund II incentive management fees.

Servicing fees
Servicing fee income for 2007 was $623,000, compared with $105,000 in 2006 as the Company recognized revenue relating to the servicing contracts acquired as part of its purchase of a healthcare lending platform in June 2007.

General and administrative expenses
General and administrative expenses include compensation and benefits for the Company’s employees, operating expenses and professional fees. Total general and administrative expenses increased 30% between 2007 and 2006 primarily as a result of the payment of $2.6 million in 2007 of employee performance compensation associated with the Company’s receipt of Fund II and Fund III incentive management fees.  Net of the impact of incentive management fees, general and administrative expenses increased $4.3 million (19%) from 2006, the largest contributor to this increase was the additional employee compensation expense associated with the Company’s healthcare lending platform.

Depreciation and amortization
Depreciation and amortization decreased by $1.2 million between 2006 and 2007 due primarily to the write off of $1.8 million of capitalized costs in the third quarter of 2006, as the Company expensed all of the capitalized costs relating to an investment management joint venture. This was partially offset by the write off of $1.3 million of capitalized costs related to the liquidation of Fund II in the first quarter of 2007.  Net of the Fund II and investment management write-offs, depreciation and amortization in 2007 decreased $739,000 to $510,000 from $1.2 million in 2006.

Recovery/(provision) for losses
In the second quarter of 2007, the Company recorded a $4.0 million recovery related to the successful resolution of its one non-performing loan. The Company received net proceeds of $10.9 million that resulted in the following: (a) reduced the carrying value of the loan from $2.6 million to zero (b) recorded a $4.0 million recovery of a provision for losses and (c) recorded $4.3 million of interest income.  In the fourth quarter of 2007, the Company recorded a $4.0 million provision for loss against one second mortgage loan with a principal balance of $10.0 million.

Gain on sale of investments
In the fourth quarter of 2007, the Company sold its investment in Bracor and realized a gain of $15.1 million that included a $2.5 million currency translation adjustment.  The Company did not sell any of its equity investments in 2006.

Income/(loss) from equity investments
The Company’s loss from equity investments was derived primarily from recording its share of losses from the operations of Bracor, Fund II and Fund III.  In 2007 and 2006, the Company’s Bracor investment generated a net loss of $1.2 million and $132,000, respectively.  In 2007, the Company’s Fund II investment generated a net loss of $690,000 which included an operating loss $306,000 and the amortization of $384,000 of capitalized costs passed through to the Company from the general partner of Fund II.  In 2007, the Company’s Fund III investment generated a net loss of $119,000.  During 2006, income from equity investments was primarily comprised of co-investment income from Fund II and Fund III.

(Benefit) provision for income taxes
The Company did not pay any taxes at the REIT level in either 2007 or 2006. However, CTIMCO, its investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings. In 2007, CTIMCO recorded an operating loss before income taxes of $2.0 million, which resulted in an income tax benefit of $833,000, $783,000 of which the Company reserved and $50,000 of which it recorded. In 2006, CTIMCO recorded an operating loss before income taxes of $6.7 million, which resulted in an income tax benefit of $2.7 million, none of which the Company reserved and the entire $2.7 million of which it recorded.  In addition to the benefit we recorded in 2007 as a result of CTIMCO’s operations, we reversed tax liability reserves of $254,000 and $402,000 at Capital Trust, Inc. and CTIMCO, respectively.

Net income
Net income grew by $30.3 million (56%) from 2006 to 2007, based in large part upon increased net interest income generated by a higher level of Interest Earning Assets, $8.3 million of income from the successful resolution of a non-performing loan, and a $15.1 million gain from the sale of the Company’s investment in Bracor. On a diluted per share basis, net income was $4.77 and $3.40 in 2007 and 2006, respectively, representing an increase of 40%.

Dividends

During 2007, the Company paid regular quarterly dividends of $0.80 per share for each of the first through fourth quarters for total regular dividends of $3.20, a 14% increase over 2006 regular dividends.  In addition, at year end the Company paid a special dividend of $1.90 per share for total dividends of $5.10 per share, an increase of 48% over 2006 total dividends.

Q1 2008 Dividend

The Company announced today that its Board of Directors declared a first quarter 2008 cash dividend of $0.80 per share of Class A Common Stock. The cash dividend will be payable on April 15, 2008 to stockholders of record on March 31, 2008.

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, conditions in the credit markets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products.  To date, the Company’s investment activities have focused primarily on the real estate subordinate debt markets.  Capital Trust executes its business both on balance sheet and through a series of third party investment management vehicles.  The Company is organized as a real estate investment trust and is traded on the New York Stock Exchange under the symbol “CT.”  The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and December 31, 2006
(in thousands except share data)

	December 31,	December 31,
	2007	2006
	(audited)	(audited)

Assets

Cash and cash equivalents	$25,829	$26,142
Restricted cash	5,696	1,707
Commercial mortgage backed securities	876,864	810,970
Loans receivable	2,257,563	1,754,536
Total return swaps	—	1,815
Equity investment in unconsolidated subsidiaries	977	11,485
Deposits and other receivables	3,927	3,128
Accrued interest receivable	15,091	14,888
Interest rate hedge assets	—	2,565
Deferred income taxes	3,659	3,609
Prepaid and other assets	21,876	17,719
Total assets	$3,211,482	$2,648,564

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$65,682	$38,061
Repurchase obligations	911,857	704,444
Collateralized debt obligations	1,192,299	1,212,500
Senior unsecured credit facility	75,000	—
Junior subordinated debentures	128,875	51,550
Participations sold	408,351	209,425
Interest rate hedge liabilities	18,686	1,688
Deferred origination fees and other revenue	2,495	4,624
Total liabilities	2,803,245	2,222,292

Shareholders' equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 17,166 and 16,933 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively (“class A common stock”)	172	169
Restricted class A common stock, $0.01 par value, 424 and 481 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	4	5
Additional paid-in capital	426,113	417,641
Accumulated other comprehensive (loss) / income	(8,684)	12,717
Accumulated earnings (deficit)	(9,368)	(4,260)
Total shareholders' equity	408,237	426,272

Total liabilities and shareholders' equity	$3,211,482	$2,648,564

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Twelve Months Ended December 31, 2007 and 2006
 (in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(audited)	(audited)
Income from loans and other investments:
Interest and related income	$62,463	$51,542	$253,422	$175,404
Less: Interest and related expenses	42,369	32,233	162,377	104,607
Income from loans and other investments, net	20,094	19,309	91,045	70,797

Other revenues:
Management fees	1,053	666	3,499	2,650
Incentive management fees	5,246	1,440	6,208	1,652
Servicing fees	339	40	623	105
Other interest income	328	629	1,083	1,354
Total other revenues	6,966	2,775	11,413	5,761

Other expenses:
General and administrative	8,473	6,368	29,956	23,075
Depreciation and amortization	360	356	1,810	3,049
Total other expenses	8,833	6,724	31,766	26,124

Recovery/(provision) for losses	(4,000)	—	—	—
Gain on sale of investments	15,077	—	15,077	—
Income/(loss) from equity investments	(1,067)	(152)	(2,109)	898
Income before income taxes	28,237	15,208	83,660	51,332
Benefit for income taxes	(402)	(281)	(706)	(2,735)

Net income	$28,639	$15,489	$84,366	$54,067

Per share information:
Net earnings per share of common stock:
Basic	$1.63	$0.92	$4.80	$3.43
Diluted	$1.62	$0.91	$4.77	$3.40
Weighted average shares of common stock outstanding:
Basic	17,611,132	16,822,889	17,569,690	15,754,655
Diluted	17,707,620	17,034,752	17,690,266	15,923,397
Dividends declared per share of common stock	$2.70	$1.40	$5.10	$3.45